Exhibit 99.1

OrthoPediatrics Corp. Announces Private Financing

Term Loan and Private Placement of Convertible Notes Will Provide Up To $100 Million of Capital

WARSAW, Indiana, August 5, 2024 — OrthoPediatrics Corp. (“OrthoPediatrics”) (NASDAQ: KIDS), a company focused exclusively on advancing the field of pediatric orthopedics, today announced it has signed a private financing arrangement with Braidwell LP consisting of a term loan and private placement of convertible notes that will provide up to $100 million of capital. The financing is expected to fund on or about August 12, 2024.

OrthoPediatrics’ COO & CFO, Fred Hite, commented, “This financing strengthens our balance sheet at a more attractive cost of capital. This capital also provides additional flexibility to execute our strategic growth initiatives where one of our top priorities is to be aggressive with OPSB clinic expansion at the remaining children’s hospitals across the country. We expect our current liquidity position will enable us to achieve cashflow breakeven and we appreciate Braidwell who is a great strategic partner that is invested in our future and growth strategy.”

“We are excited to strengthen our partnership with OrthoPediatrics and to continue supporting their advancement of pediatric orthopedics,” said Kaila Krum, Partner at Braidwell. “The company has established itself as a market leader with an experienced team and an expanding portfolio of differentiated technologies. We are confident they will further demonstrate the value of their comprehensive approach that covers the continuum of care while achieving our shared goal of helping more kids.”

Terms of the financing include a $50 million term loan and $50 million of convertible notes. The term loan consists of an initial term loan of $25 million and access to a delayed draw term loan facility for an additional $25 million, subject to certain terms and conditions. The interest rate on the term loan is SOFR + 6.50% with the Company having the option to make a payment-in-kind interest payment equal to 1.00% per annum of the rate. Payments are interest only until the maturity date in August 2029. Included in the term loan are financial covenants to maintain cash in certain pledged accounts of at least 25% of the outstanding principal amount of the loan and to maintain certain minimum net product sales during the loan period.

The $50 million of convertible notes will accrue interest at a rate of 4.75% per annum. Payments will consist of interest only until the maturity date in February 2030. The notes are convertible into common stock of the Company at an initial conversion price of $40.98, which represents a 30% premium to the Company’s volume weighted average common stock price for the thirty trading days ended August 2, 2024.

In connection with its approval of the financing, the Company’s Board approved a stock repurchase program of up to $5 million in value of the Company’s outstanding common stock. Using the closing price on August 2, 2024, of $29.56, the amount of common stock subject to the repurchase program represents approximately 169,000 shares or 0.7% of the Company’s outstanding common stock.

The proceeds from the financing will be used to repay the Company’s outstanding debt of approximately $10 million, transaction fees incurred in connection with the financing, potential stock repurchases under the program described above, and for general corporate purposes and working capital needs. Post closing and before any share repurchases and assuming the financing closed on June 30, 2024, OrthoPediatrics cash, cash equivalents and restricted cash balance would have been approximately $90 million on a pro forma basis, excluding the delayed draw $25 million term loan.

Stifel, Nicolaus & Company, Incorporated, Piper Sandler & Co., BTIG, LLC, and Needham & Company, LLC, acted as financial advisors to OrthoPediatrics on the transaction.

Forward-Looking Statements

This press release includes "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can often, but not always, be identified, by the use of words such as "may," "might," "will," "should," "expect," "plan," "anticipate," "could," "believe," "estimate," "project," "target," "predict," "intend," "future," "goals," "potential," "objective," "would" and other similar expressions. Forward-looking statements involve risks and uncertainties, many of which are beyond the Company’s control. Important factors could cause actual results to differ materially from those in the forward-looking statements, including, the risk that the term loan and convertible note placement described herein do not fund as expected and the risks, uncertainties and factors set forth under "Risk Factors" in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "SEC") on March 8, 2024 as updated and supplemented by the Company’s other SEC reports filed from time to time. Forward-looking statements speak only as of the date they are made. The Company assumes no obligation to update forward-looking statements to reflect actual results, subsequent events, or circumstances or other changes affecting such statements except to the extent required by applicable securities laws.

About OrthoPediatrics Corp.

Founded in 2006, OrthoPediatrics is an orthopedic company focused exclusively on advancing the field of pediatric orthopedics. As such it has developed the most comprehensive product offering to the pediatric orthopedic market to improve the lives of children with orthopedic conditions. OrthoPediatrics currently markets 71 products that serve three of the largest categories within the pediatric orthopedic market. This product offering spans trauma and deformity, scoliosis, and sports medicine/other procedures. OrthoPediatrics’ global sales organization is focused exclusively on pediatric orthopedics and distributes its products in the United States and over 70 countries outside the United States. For more information, please visit www.orthopediatrics.com.

Investor Contact

Philip Trip Taylor

Gilmartin Group

philip@gilmartinir.com

415-937-5406